Contact:      Scott W. Hamer
              President and Chief Executive Officer
              (630) 545-0900



COMMUNITY FINANCIAL SHARES, INC. ANNOUNCES SUSPENSION OF QUARTERLY CASH DIVIDEND

         Glen Ellyn, Illinois -- October 17, 2008 -- Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the parent company of Community Bank-Wheaton/Glen Ellyn (the "Bank"), announced today that the Company's Board of Directors voted to suspend the payment of the quarterly cash dividend on the Company's common stock in an effort to conserve capital. President and Chief Executive Officer Scott W. Hamer stated, "While the Company and the Bank remain well-capitalized under all applicable regulatory requirements, the Company's Board of Directors has determined that the suspension of the Company's dividend at this point in time is prudent to preserve capital in light of the recent economic developments in the financial services industry." Mr. Hamer further stated that the Company's Board of Directors intends to reevaluate the payment of a quarterly dividend at the appropriate time. The Company believes that this is the best course for the shareholders over the long term. The Board and management are committed to successfully managing credit risk and to maintaining adequate levels of capital and liquidity in the current challenging economic environment.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois. Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.